English Translation

Exhibit 10.17

Contract Reg. No.:

Technology Development Contract

Project Name: Editor System for Logical Framework Engine for Network Games

Trustor: Beijing Perfect World Network Technology Co., Ltd

(Party A)

Trustee: E-Pie Entertainment and Technology Co., Ltd

(Party B)

Place of Execution: Haidian District, Beijing Municipality

Date of Execution: January 1st, 2006

Validity Period: From January 1st 2006 to December 31st 2006

Beijing Technology Market Administration Office

English Translation

Instructions

1. “Contract Reg. No.” will be filled in by the Technology Contract Registration Department.

2. “Technology Development Contract” refers to a contract entered into by and between the parties for research and development of new technologies, new products, new processes and new materials and their systems. Technology development contracts also include trusted development contracts and cooperative development contracts.

3. If it is a planned project, indicate it at the level of the department/commission of the State Council, the province, the autonomous region, the municipality directly under the Central Government, the municipality directly under State planning, the municipality or the county. If it does not belong to any of the above levels, check the blank space with (/).

4. Contents, scope and requirements of object technologies

Include the objectives, scope of use, technical and economic indicators and benefits of the development project.

5. R&D plan

It includes the staged development progress of each party; technical problems to be solved at all stages; objectives to be achieved at all stages; deadlines for all stages, etc.

6. Means for performing this Contract (including the means for submitting results and quantities thereof)

1) Product designs, process specifications, formula of materials and other technical documents (drawings, papers, reports, etc);

2) Disks, tapes and computer software;

3) New species of animals or plants; microbial cultures;

4) Samples and prototypes

5) Complete sets of equipment

7. Confidentiality of technical information and materials

It includes the contents of confidentiality obligations of each party for information and materials; period of confidentiality; liabilities for disclosure of know-how.

8. In this Contract, for any clause that will not be filled in, as agreed by both parties, check the blank space with (/).

English Translation

As per the provisions of the Contract Law of the People’s Republic of China and through friendly negotiation between Party A and Party B regarding the technology transfer of the project of Editor System for Logical Framework Engine for Network Games (this project is a / planT), the Contract is entered into by and between both parties.

I.	Contents, Scope and Requirements of Object Technologies

(I) A logical framework engine is established specifically for abstraction of the objective logical world in a game. It first abstracts the hardware environment in which the game operates and uses it as a part of the objective world of the game. For example, both the network resources and keyboard resources are regarded by the game framework engine as a source of information input into the objective world of the game. The logical framework engine also abstracts the virtual objects in the objective world in the game and defines the basic attributes of these objects, e.g. name, color, life, etc. These basic attributes describe the basic information on virtual objects that can logically interact with each other in the object world of the game. In addition, the logical framework engine also describes the environments in the objective world of the game, e.g. time, place, weather, buildings, landforms, etc. At the same time, the logical framework engine also describes the events, messages, commands, etc that drive the operation of the objective world of the game. In this way, with the support from the logical framework engine, you can complete the definition of a common objective world of the game with the basic objective logical world functions.

The logical framework engine enables quick establishment of an objective world of the game through detailing the attributes of virtual objects and other attributes in the logical framework and also enables the game programmers to focus on how to define the interaction between the objective world and virtual objects, thus ensuring the efficiency of game development at the beginning. At the same time, this mature game framework engine also effectively ensures the correctness of the framework structure of the specific game program, thus avoiding major errors in designing specific game programs.

AppWizard (.awx file) based on Visual Studio is used to test the common game framework. AppWizard can immediately generate a blank game program with complete functional modules for all parts.

Another important content of the logical framework engine contains the definitions of a complete set of data structures and a set of common algorithms. These algorithms can be used to solve the problems occurring in developing games, thus ensuring smooth execution of game program development activities.

(II) Purpose of development and scope of use: The game framework provides a basic framework needed for making games. A common game framework can be used to generate a blank game program with complete functional modules for all parts. The process of using a common game framework to generate a specific game is gradually adding contents of the game to the blank game to develop a specific game.

English Translation

AppWizard (.awx file) based on Visual Studio is used to test the common game framework. AppWizard can immediately generate a blank game program with complete functional modules for all parts.

Details are as follows:

1.	Abstraction, definition and realization of hardware resources

This includes abstraction, definition and realization of input devices (keyboard, mouse, serial port, network, etc), abstraction, definition and realization of output devices (display equipment, feedback mouse, voice card, network, etc), file storage devices, file objects, directory objects, resources package objects, etc.

2.	Abstraction, definition and realization of attributes and actions of virtual objects

This includes the attributes of virtual objects, e.g. name, color, life value, quality, position, direction, speed, acceleration, position of center of gravity, bounding box, etc; actions of virtual objects, e.g. birth, death, operation, movement, reaction to external force, etc.

3.	Abstraction, definition and realization of environmental attributes

This includes the scope of the objective world, the virtual geographical locations, the attributes of the sky, time, weather attributes, information on buildings and landforms, etc.

(III) Technical and economic indexes and benefits

For this project, economic benefits are the most important. However, it has a very outstanding capability to drive the downstream industries. At present, the driving capability is estimated to be 1:100, namely for every RMB1 Yuan in income generated by the engine itself, the downstream industries (from development through to operation and advertisement) will produce RMB100 Yuan in sales. Control of the core capabilities enables domestic enterprises to engage in in-house developments.

For clauses marked with “T”, please fill in as per the requirements of the instructions.

II.	Technical Indexes and Parameters to Be Achieved

1.	Algorithms for collision detection

Collision detection is the basis for determining if any interaction exists between objects and between objects and environments in the game. So the logical framework engine must be able to provide a complete set of collision detection algorithms. Depending on the different accuracies to be achieved in collision detections, the logical framework engine shall the following collision detection algorithms:

•	Algorithm for detecting collisions between rays and triangles

•	Algorithm for detecting collisions between rays and OBB as well as AABB

•	Algorithm for detecting collisions between OBB or AABB and triangles

•	Algorithm for detecting collisions between OBB or AABB and OBB or AABB

Criteria of algorithms: accurate and quick.

2.	IK Solver of the Bone System

IK Solver is used to solve the reverse kinematics of the Bone System by getting the should-be status of the whole body on basis of the given position of the end node (e.g. hand or foot), so the actions of the human body can be directly generated by designating the position of the hand or foot, thus rapidly and dynamically control human actions in the game.

English Translation

3.	Algorithms for physical mechanics

The engine must be able to provide a dynamics solvers based on mass point systems to solve the kinetic simulation for mass point systems and spring systems. These algorithms can be used to simulate the effects of cloth, hair, etc. At the same time, the engine must also be able to provide dynamics solvers based on rigid-body models for dynamics solutions for big objects under the action of external forces. These algorithms can be used to perform solutions for human bodies based on biomechanics models so as to calculate the performances of human bodies under the action of any external force and enhance the interactivity of operations performed on figures in games.

Criteria for evaluation of algorithms: These algorithms must be efficient and quick, but they are not required to provide physically accurate results. It is OK only if the calculation results meet the perpetual knowledge of people.

4.	Automatic model simplification algorithms

In order to process extra large scenes, some automatic simplification algorithms must be applied to the objects, landforms and buildings in the scenes to remove undistinguishable details from distant objects, thus reducing the processing work of the engine, improving the processing speed of the engine and enhancing the interactivity of games. These simplification algorithms are the following two:

•

Automatic simplification algorithm independent of model view points (LOD) This automatic simplification algorithm is used to add or delete meshes that form the model, depending on the distance between the model and the viewpoint. When the distance gradually increases, the algorithm will gradually remove the undistinguishable details. The algorithm is independent of the viewpoints, so the model simplification results can be calculated at the pre-processing stage. When the game operates, what you need to do is use these pre-processed results.

•

Real-time optimized adaptive model simplification algorithm based on view points This algorithm is mainly used to simplify outdoor landforms. It can automatically determine the accuracies of the meshes of landform models on basis of the position of the current viewpoint and at the same ensure that the difference between the results before and after simplification is smaller than the given threshold value.

Criteria for evaluation of algorithms: The smaller the difference between the simplified results and the imaging results of the original model on the screen and the bigger the simplification ratio are, the better the effect will be.

5.	Clipping algorithms

Usually the game scenes to which the final game pictures we see on the screen correspond only take up a fraction of the whole game world. However, in order to generate the game pictures, we often have to process the whole game world, thus wasting a lot of processing time of the hardware. The clipping algorithms use· a series of quick judgment operations to only extract the game scenes that will finally appear on the screen and give them to the hardware for processing, thus significantly reducing the time needed for generating the final game pictures. These algorithms mainly include:

•	Viewpoint clipping algorithm

English Translation

•	OBB or AABB visibility judgment

•	Clipping algorithms based on such algorithms as Portal, etc

•	Shelter clipping (used at the pre-processing stage)

Criteria for evaluation of algorithms: Speed is an important criterion for judging the clipping algorithms. With the development of hardware, the hardware acceleration card continuously improves the speed of clipping triangles. If the speed of the clipping algorithms of the engine cannot match the speed at which the hardware acceleration card clips triangles, it is better not to use it. Another important indicator for evaluating clipping algorithms is the clipping efficiency. This can be evaluated by using the ratio of the invisible triangles included in the post-processing results against all the triangles in the post-processing results. The smaller the ratio is, the better it will be. However, in order to comprehensively consider the processing speed of the algorithm, this ratio cannot be zero (“0”).

6.	Analog algorithms for natural phenomena

Natural phenomena, e.g. rain, snow, lightning, etc, need to use the program’s algorithms to achieve enough natural realism. So the engine must provide analog algorithms for these natural phenomena to help introduce these natural phenomena into the final game.

Criteria for evaluating these algorithms: Real and natural.

7.	Algorithms for managing and dispatching blocks resources

The engine must provide complete algorithms for managing and dispatching blocks so that the engine can allow the games to load blocks whose quantity exceeds that displayed/stored in the hardware acceleration display card, thus greatly improving the richness of the game scenes.

8.	Algorithms for managing and dispatching models resources

The models resources in the engine will be reused, which means that there is only one copy of models resources that can be referenced and used by multiple sites. This requires that the engine have complete algorithms for managing and dispatching models resources.

Criteria for evaluation of algorithms: Stable and efficient.

9.	Algorithm for static lighting pre-processing of buildings based on the Global Lighting Algorithm

This algorithm enables pre-processing of lighting of buildings based on the Global Lighting Algorithm to generate real and natural static lighting and shadow effects. The static buildings generated through such algorithms are highly realistic. The Global Lighting Algorithm can be based on radiosity or on photons.

Criterion for evaluation of algorithm: The Global Lighting Algorithm is usually used to pre-process algorithms, so its speed is acceptable if it is usable. The criterion for evaluating such algorithms is that the final lighting results are similar to the real-world lighting results. The closer the lighting results are to the real-world results, the better the algorithm is.

English Translation

10.	Geometry Pipeline (Include Texture Coord. Mod)

Geometry Pipeline is responsible for processing the structural data of the model vertexes and triangles to generate a list of triangles that are finally transmitted to the hardware acceleration card. Through this flow line, one model can be quickly transferred to the hardware acceleration card for rendering or be modified (e.g. various variants and new coordinates for the blocks of the environment) by using a tailored algorithm to generate a model with special effects. In addition, VertexShader can also be directly used to influence the appearance of a model.

11.	Lighting Pipeline

Lighting Pipeline is responsible for processing the lighting data needed for rendering. It can create and use the lights supported by the hardware acceleration card for lighting and use the tailored algorithm to perform special lighting calculations. In addition, it can also use VertexShader and Pixelshader to perform specific lighting calculations.

12.	Texture Pipeline

Texture blocks can be combined and processed through this flow line to finally generate dynamic and brand-new texture blocks. The basic function of this flow line is to directly transmit the textures at various layers to the hardware acceleration card. At the same time this flow line can also modify the texture at a certain layer (e.g. updating it by using the RenderToTexture). Besides, this flow line can also use Pixelshader to modify the process of the hardware for mapping blocks, thus achieving various special rendering effects.

III.	R&D PlanT

Project Progress Schedule

Project Stage	Time	Technical Problems To Be Solved or Objectives To Be Achieved
Common data structure and algorithms	January 1st 2006 to Feb.28th 2006	Complete definition and realization of dynamic array, chained list, queue, quadtree, octree and graph; complete algorithms for sequencing, binary search, hash storage, etc

Abstraction, definition and realization of the world run dynamics	March 1st 2006 to April 30th 2006	Complete definition and realization of time, message, command, etc

Abstraction, definition and realization of hardware resources	May 1st 2006 to June 30th 2006	Complete definition and realization of related various kinds of hardware devices

Abstraction, definition and realization of the attributes and actions of virtual objects	July 1st 2006 to Oct.31st 2006	Complete definition and realization of the attributes and actions of basic virtual objects

Abstraction, definition and realization of environmental attributes	Nov.1st 2006 to Dec.31st 2006	Complete definition and realization of the environmental attributes

English Translation

IV.	R&D Expenses and Remunerations and Payment or Settlement Method

(I)	R&D expenses refer to the costs needed for completing the research and development of this project; remunerations refer to the royalty for using the research and development results of this project and the subsidies for the researchers and developers.

Amount of research and development expenses of this project (in words): Renminbi one million eight hundred and eighty thousand Yuan ONLY, including Renminbi one million four hundred and ten thousand Yuan in expenses and Renminbi four hundred and seventy thousand in remunerations.

(II)	Method for payment

	Pay	Yuan in one lump sum on (time)

‚	Pay in installments

Renminbi four hundred thousand Yuan on February 28th 2006

Renminbi five hundred thousand Yuan on May 31st 2006

Renminbi five hundred thousand Yuan on August 31st 2006

Four hundred and eighty thousand Yuan on Nov.30th 2006

ƒ	Take commission at a rate of	% of the profit for the period from to

„	Take commission at a rate of	% of the profit for the period from to

…	Other means:

V.	Ownerships of equipment, devices and materials procured with the R&D expenses

The ownerships of equipment, devices and materials procured by Party B with the R&D expenses belong to Party B.

VI.	Deadline, Place and Means for Performance

Within 5 days after Party B finishes the “Project Progress Schedule” shown in Article III of the Contract, Party B shall provide Party A the following technical information and materials by in-person delivery in Haidian District, Beijing:

1.	User requirements files for this system

2.	General design files of this system

3.	List of core technologies used in this system

4.	Detailed manual for core technologies of this system

5.	Descriptions of core algorithms of this system

6.	Detailed designs files for all parts of this system

7.	Source codes for the programs of core algorithms of this system

8.	Source codes of the sub-programs of all functions of this system

9.	Electronic version of user’s instructions of this system

10.	Common troubles of this system and programs for eliminating them

11.	Other technical documents deemed by both parties as necessary

VII.	Confidentiality of Technical Information and MaterialsT

Within twenty years after the execution of this Contract and within the boundary of the

English Translation

People’s Republic of China, Party A shall keep confidential the following technical information and technical materials provided by Party B: the general system design, core technologies, source codes of programs, core calculations and other technical information and materials. Without prior written consent from Party A, Party B shall not provide any third party any relevant general system design, core technologies, source codes of programs, core calculations or any other technical information or materials involved in this Contract. If any party fails to perform its obligations of confidentiality, the breaching party shall be responsible and liable for all the resulting losses sustained by the non-breaching party.

VIII.	Contents of Technical Collaboration and Technical Directions

Party B shall be responsible for training 10 ordinary technicians of Party A. The training shall enable the people of Party A to install, use, debug and trouble shoot the system in an experienced manner. The training time shall not be less than 10 working days. The training shall be held in Beijing. Party B shall be responsible for paying for the foods and accommodation for the people of Party A when they stay in Beijing.

Party B shall be responsible for training two core technicians of Party A. The training shall enable the people of Party A to grasp the overall design, core algorithms and core technologies of the system in an experienced manner and to understand the core program codes. The training time shall not be less than 10 working days. The training shall be held in Beijing. Party B shall be responsible for paying for the foods and accommodation for the people of Party A when they stay in Beijing.

IX.	Ownership and Sharing of Technical Results

(I) Patent application Right: After paying the transfer fee, Party A shall have the right to modify and upgrade the product and to apply for patent rights and other intellectual property rights in its own name;

(II) Use Right and Transfer Right of know-how: For the purpose of this Contract, “subsequent improvements” refers to innovations and/or improvements made by either party or both parties hereto to the know-how as the object of this Contract during the term hereof. It is agreed by both parties that Party B will be responsible for subsequent improvements of the know-how as the object of this Contract and will own the results of such subsequent improvements.

X.	Criteria and Method for Acceptance

After all the technical indexes listed in Article II herein have been achieved, acceptance inspection shall be conducted as per the criteria jointly formulated by both parties by means of an acceptance verification meeting. The technical project acceptance certificate shall be issued by Party A.

English Translation

XI.	Sharing of Risks

Each of Party A and Party B shall be responsible for 50% of the losses caused by partial or complete failure of this research and development project due to technical difficulties that may arise in the course of performing this Contract and that cannot be overcome under the current technical levels and conditions.

Both parties shall confirm if this Contract is performed as per the “Project Progress Schedule” shown in Article III on basis of the “criteria for acceptance” as described in Article X herein.

XII. Calculation of liquidated damages

When this Contract is breached, the breaching party shall bear the liabilities in accordance with relevant provisions of the Contract Law of the People’s Republic of China.

(I)	If Party B breaches any provision of Article III herein, Party B shall bear the following liability:

Party B shall pay to Party A an amount of Renminbi ten thousand only (RMB10,000) as the liquidated damages for each of the delayed days.

(II)	If Party A breaches any provision of Article IV herein, Party A shall bear the following liability:

Party A shall pay to Party B an amount of Renminbi ten thousand only (RMB10,000) as the liquidated damages for each of the delayed days.

XIII. Means for Settlement of Disputes

Any dispute arising during performing this Contract shall be settled through reconciliation or mediation between both parties. In case reconciliation or mediation fails to solve it, it may be solved through arbitration or any judicial procedure.

(I) It is agreed by both parties to submit the dispute to Beijing Haidian District Arbitration Commission for arbitration;

(II) It is agreed by both parties to submit it to the people’s court (at the domicile of the defendant, the place of performance, the place of execution, the domicile of the plaintiff or the place of the object).

English Translation

XIV.	Interpretation of Terms and Terminologies

XV.	Others

It is hereby guaranteed by Party B that it has independent and legal copyrights for the trusted development project and does not infringe any of the intellectual property rights (patent rights, copyrights, etc) of any third party.

Trustor (Party A)	Name	Beijing Perfect World Network Technology Co., Ltd.			Technology Contract Seal Or Corporate Seal [Seal: Beijing Perfect World Network Technology Co., Ltd.] MM DD YY
	Legal Rep	Chi Yufeng
	Authorized Agent	(Signature and Seal) /s/ Chi Yufeng
	Contact (Handler)	Zeng Yingxue
	Domicile (Mailing Add)	Tsinghua University Post Office, Beijing, P.O. Box 84-145	Zip Code	100085
	Tel	58858205	Fax	58858218
	Opening Bank	China Construction Bank, Shangdi Branch
	A/C NO.	11001045300053001380

Research & Developer (Party B)	Name	E-Pie Entertainment and Technology Co., Ltd			Technology Contract Seal Or Corporate Seal [Seal:E-Pie Entertainment and Technology Co., Ltd.]
	Legal Rep	Wang Tongyan
	Authorized Agent	(Signature and Seal) /s/ Wang Tongyan
	Contact (Handler)	Niu Yuekun
	Domicile (Mailing Add)	A-702-17, Yingchuangdongli Building, No.1 of Shangdi (E) Road, Haidian District, Beijing	Zip Code	100085
	Tel	58858263	Fax	58858263
	Opening Bank	China Construction Bank, Tsinghua Park Branch
	A/C NO.	6510005092610032127

English Translation

Paste Stamp Tax Receipts Here

Examination and Registration Column for Registration Authority:

Handled By:	Technology Contract Registration Authority (Special Seal)

[Seal: Beijing Technology Market Administration Office]

March 9th, 2006

English Translation

Supplementary Agreement to Technology Development Contract

Party A: Beijing Perfect World Network Technology Co., Ltd.

Party B: E-Pie Entertainment and Technology Co., Ltd.

WHEREAS Party A and Party B have signed the Technology Development Contract for the Editor System for Logical Framework Engine for Network Games on January 1st 2006, NOW THEREFORE it is hereby agreed by both parties to modify the Technology Development Contract as follows:

I. It is confirmed by both parties that the progress of performing the Technology Development Contract as of April 30, 2006 is as follows: Party A duly paid to Party B an amount of RMB 555, 302.07 in project R&D expenses and remunerations and Party B duly completed all the research work ended at the stage of abstraction, definition and realization of the world run dynamics. Thereafter, it was orally agreed by both parties not to continue performing the Technology Development Contract. Now it is hereby agreed by both parties to terminate the Technology Development Contract and, unless otherwise agreed in this Agreement, all the rights and obligations of both parties under the Technology Development Contract are automatically terminated.

II. Ownerships of Technical Results

In order to further define the ownerships of relevant intellectual property rights, it is hereby agreed by both parties that all the copyrights and intellectual property rights resulting from Party A and/or Party B performing the Technology Development Contract on and from the day (January 1st 2006) on which the Technology Development was signed belong to Party A. The above agreement is retrospective and completely replaces the provisions of Article IX of the Technology Development Contract on intellectual property rights. It is guaranteed by Party B that its execution and performance of the Technology Development Contract and this Agreement does not infringe on any of the intellectual property rights (patent rights, copyrights, etc) of any third party. Party A shall forever keep confidential the intellectual property rights and other confidential information of Party A.

Party A: Beijing Perfect World Network Technology Co., Ltd.		Party B: E-Pie Entertainment and Technology Co., Ltd.

[Seal: Beijing Perfect World Network Technology Co., Ltd.]		[Seal: E-Pie Entertainment and Technology Co., Ltd.]

Signature:	/s/ Chi Yufeng	Signature:	/s/ Wang Tongyan

Date: April 4, 2007		Date: April 4, 2007